Aspira Women’s Health Inc. 8-K

Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) between Aspira Women’s Health Inc., a Delaware corporation (the “Company”), and Nicole Sandford (“Executive,” and together with the Company, the “Parties”) is effective as of March 1, 2022 (the “Effective Date”).

WHEREAS, the Parties mutually desire to enter into this Agreement in order to establish the terms and conditions of the Executive’s employment with the Company on and after the Effective Date.

NOW, THEREFORE, the Parties agree as follows:

1.            Position. The Company will employ Executive as its President and Chief Executive Officer. In these positions, Executive will be expected to devote Executive’s full business time, attention and energies to the performance of Executive’s duties with the Company. Executive may devote time to outside board or advisory positions as pre-approved by the Company’s Board of Directors. Executive will render such business and professional services in the performance of such duties, consistent with Executive’s positions within the Company, as shall be reasonably assigned to Executive by the Company’s Board of Directors. Executive may perform her duties and responsibilities from Stamford, Connecticut, but shall travel as needed, including to Austin, Texas and Trumbull, Connecticut, and to collaborator and partner locations, academic medical centers, banking and other conferences, and other locations as necessary or advisable in performance of Executive’s duties.

2.            Compensation.

(a)          The Company will pay Executive a base salary of $500,000 on an annualized basis, payable in accordance with the Company’s standard payroll policies, including compliance with applicable tax withholding requirements.

(b)          Executive will be eligible for a discretionary bonus upon the completion of the Term (as defined below), as may be determined by the Company’s Board of Directors, in its sole and absolute discretion, payable no later than March 15th following the year in which the Term is completed.

(c)          On the first trading day of each calendar month of the Term, the Company shall grant to Executive a stock option award with respect to 5,000 shares of common stock of the Company, in each case, subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan (the “Stock Incentive Plan”) and a stock option award agreement in a form substantially similar to that used by the Company for other senior executives of the Company (the “Options”). The Options shall be granted as incentive stock options to the maximum extent possible in accordance with the limitations set forth in Section 422 of the Internal Revenue Code, and the remainder of the Options shall be granted as nonqualified stock options. Each Option shall have a per share exercise price equal to the closing price of a share of common stock of the Company as of the date of each grant and, except as otherwise provided in the Stock Incentive Plan or the stock option award agreement, the shares subject to such Option shall become vested and exercisable on the last day of the calendar month in which the Option was granted, subject to Executive’s continued employment by the Company as President and Chief Executive Officer through each such vesting date. To the extent any Option is vested and exercisable as of the date of Executive’s termination of employment as President and Chief Executive Officer, the Option shall remain exercisable for the period prescribed by the terms of the stock option award agreement; provided that if Executive’s employment is terminated by the Company without Cause, the Option shall not expire earlier than the earliest to occur of (i) the first anniversary of the date of Executive’s termination of employment as President and Chief Executive Officer, (ii) the date on which the Options would have expired if Executive’s employment had continued through the full term of the Option set forth under the Stock Option Plan and (iii) the date on which Executive breaches this Agreement, the Proprietary Information and Inventions Agreement (“PIIA”) or any other agreement between Executive and the Company or any of its affiliates.

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) is the type that the registrant treats as private or confidential.

3.            Benefits. During the term of Executive’s employment, Executive will be entitled to the Company’s standard benefits covering employees at Executive’s level, including (i) the Company’s group health, life, short- and long-term disability, 401(k) and other employee benefit plans, as such plans may be in effect from time to time, subject to the Company’s right to cancel or change the benefit plans and programs it offers to its employees at any time, and (ii) paid time off in addition to standard holidays, in accordance with the Company’s policies in effect from time to time.

4.            Term of Employment. Executive’s employment with the Company is for a term concluding on February 28, 2023 (the “Term”), unless extended by agreement of the Parties, provided that either party may terminate Executive’s employment earlier in accordance with the provisions of Section 5.

5.            Termination. The Company may terminate Executive’s employment for Cause at any time, with or without prior notice. The Company may terminate Executive’s employment without Cause after August 31, 2022 upon at least sixty (60) days’ prior written notice prior to the intended termination date (i.e. first notification can be provided no sooner than July 1, 2022). The Executive will continue to receive compensation and benefits through the Termination date.

Executive may resign her employment at any time during the Term after August 31, 2022 upon at least sixty (60) days’ prior written notice prior to the intended termination date (i.e. first notification can be provided no sooner than July 1, 2022).  The Executive will continue to receive compensation and benefits through the Termination date.

Upon the expiration of the Term, Executive’s employment shall be deemed to terminate by mutual agreement of the parties. Executive will not be eligible for any payments or other benefits not described above after termination upon the expiration of the Term, except as may be required by law.

6.            Executive’s Role on the Company’s Board. During the Term and subject to re-election by the Company’s shareholders at the Company’s annual meeting of shareholders, Executive shall remain a member of the Company’s Board of Directors and shall be eligible to continue to serve on the Board of Directors upon the termination of her employment, provided that Executive meets any applicable independence and eligibility requirements as determined by NASDAQ listing standards or other regulatory or legal requirements. Further, if the Board conducts a search for a Chief Executive Officer during the Term, the Executive shall be fairly assessed along with other candidates upon notice by Executive that she wishes to be considered.

7.            Definitions. For purposes of this Agreement:

(a)          “Cause” means termination of employment by reason of Executive’s:

(i)	material breach of this Agreement, the PIIA or any other confidentiality, invention assignment or similar agreement with the Company;

(ii)	repeated negligence in the performance of duties or nonperformance or misperformance of such duties that in the good faith judgment of the Board of Directors of the Company adversely affects the operations or reputation of the Company, which actions or inactions continue for a period of at least ten (10) days after written notice from the Company or Board;

(iii)	refusal to abide by or comply with the good faith directives of the Company’s Board of Directors or the Company’s standard policies and procedures, which actions continue for a period of at least ten (10) days after written notice from the Company or Board;

(iv)	violation or breach of the Company’s Code of Ethics, Financial Information Integrity Policy, Insider Trading Compliance Program, or any other similar code or policy adopted by the Company and generally applicable to the Company’s employees, as then in effect;

(v)	willful dishonesty, fraud, or misappropriation of funds or property with respect to the business or affairs of the Company;

(vi)	conviction by or entry of a plea of guilty or nolo contendere, in a court of competent and final jurisdiction, for any crime which constitutes a misdemeanor or felony in the jurisdiction involved; or

(vii)	abuse of alcohol or drugs (legal or illegal) that, in the Board of Director’s reasonable judgment, materially impairs Executive’s ability to perform Executive’s duties.

(b)          “Separation from Service” or “Separates from Service” shall mean Executive’s termination of employment, as determined in accordance with Treas. Reg. § 1.409A-1(h). Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Executive and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Executive will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by Executive (whether as an employee or independent contractor) over the full period of services to the Company. If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first (1st) day immediately following the end of such six (6) month period. In applying the provisions of this Section, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company.

8.            Employment, Confidential Information and Invention Assignment Agreement. Executive understands and agrees that the Company and its affiliates have legitimate interests in protecting their goodwill and relationships with customers, and in maintaining their trade secrets and other proprietary and confidential information, which are valuable assets of the Company and its affiliates. As a condition of Executive’s employment, Executive shall complete, sign and return the Company’s standard form of PIIA. Executive acknowledges and agrees that the PIIA and the provisions of Sections 10-12 of this Agreement are necessary and appropriate to protect the Company’s and its affiliates’ legitimate interests and are narrowly tailored to provide such protection. Executive agrees and acknowledges that, in connection with Executive’s prior service to the Company, and her employment and unique relationship with the Company and its affiliates, Executive has had access to and become familiar with, and will continue to have access to and become familiar with, confidential and proprietary information and trade secrets belonging to the Company and its affiliates which Executive would not have otherwise had but for Executive’s employment with, or other service to, the Company or its affiliates.

9.            Non Contravention. Executive represents to the Company that Executive’s signing of this Agreement, the PIIA, the issuance of stock options to Executive, and Executive’s commencement of employment with the Company do not violate any agreement Executive has with any of Executive’s previous employers, and Executive’s signature confirms this representation.

10.          Non-Competition. Except as set forth in Section 1 of this Agreement, Executive agrees that, during the term of Executive’s employment with the Company and for one (1) year following the termination of her employment, Executive will not engage in any other employment, occupation, consulting or other business activity competitive with or directly related to the business in which the Company is now involved or becomes involved , nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company.

11.          Nonsolicitation. From the Effective Date of this Agreement until twelve (12) months after the termination of this Agreement (the “Restricted Period”), Executive will not, directly or indirectly, affect, solicit, or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Executive will not, whether for Executive’s own account or for the account of any other person, firm, corporation or other business organization, affect, solicit or interfere with any person who is or during the period of Executive’s engagement by the Company was a collaborator, partner, licensor, licensee, vendor, supplier, customer or client of the Company or its affiliates to the Company’s detriment.

12.          Nondisparagement. From the Effective Date of this Agreement and surviving any termination for any reason, Executive will not disparage or defame, whether orally or in writing, whether directly or indirectly, whether truthfully or falsely, and whether acting alone or through any other person, the Company or its affiliates or their respective current or former directors, officers, employees, agents, successors or assigns (both individually or in their official capacities with the Company or its affiliates). Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit or limit Executive from reporting suspected violations of law to any governmental authority or from providing truthful testimony when compelled to do so by valid legal process.

13.          Arbitration and Equitable Relief.

(a)          In consideration of Executive’s employment with the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION PURSUANT TO CONNECTICUT LAW. Disputes which Executive agrees to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, and claims of harassment, discrimination or wrongful termination. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)          Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes; provided, however, that the arbitrator shall be either a retired judge or an attorney with at least fifteen (15) years of experience in employment law who is currently licensed to practice law in the state in which the arbitration is convened. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration that Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. Executive agrees that the decision of the arbitrator shall be in writing.

(c)          Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)          In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the PIIA between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation, or nondisparagement. Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e)          Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)           Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

14.          Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Notwithstanding the foregoing, Executive is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Internal Revenue Code (“IRC”)). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Executive from incurring them, or to mitigate or protect Executive from any such tax liabilities. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service. If, at the time of Executive’s termination of employment under this Agreement, Executive is a “specified employee” (within the meaning of IRC Section 409A), any amounts that constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A that become payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth (6th) calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay. Each payment due under this Agreement is treated as a separate payment for purposes of Treasury Regulations Sections 1.409A-1(b)(4)(F) and 1.409A-2(b)(2).

15.          Liability Insurance. To the extent that the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Executive shall be covered by such policies in such a manner as to provide to Executive the same rights and benefits as are provided to the most favorably insured of the Company’s officers.

16.          Successors of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or of a sale of all or substantially all of the Company’s assets.

17.          Enforceability; Severability; Survival. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. Sections 5-7, 10-14, 16-22 and 24 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of Executive’s employment (without regard to the reason(s) for such termination).

18.          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut without giving effect to its choice of law rules. This Agreement is deemed to be entered into entirely in the State of Connecticut. This Agreement shall not be strictly construed for or against either party.

19.          No Waiver. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement.

20.          Amendment To This Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement, which is signed by both Executive and an executive officer or member of the Board of Directors of the Company authorized to do so by the Board by resolution.

21.          Headings. Section headings in this Agreement are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.

22.          Notice. All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the following addresses, or such other addresses as the Parties may later designate in writing:

If to the Company:

Aspira Women’s Health Inc.
12117 Bee Caves Road
Building Three, Suite 100
Austin, TX 78738

Cc: legal@aspirawh.com

If to Executive:

Nicole Sandford
[omitted]

[omitted]

23.          Expense Reimbursement. The Company shall promptly reimburse Executive for actual and reasonable business expenses incurred by Executive in furtherance of or in connection with the performance of Executive’s duties hereunder, including expenditures for travel, in accordance with the Company’s expense reimbursement policy as in effect from time to time; provided that any and all reimbursements hereunder shall be requested and made within one (1) year after being incurred. In addition, the Company shall reimburse Executive for her legal fees and expenses incurred related to the negotiation of this Agreement up to a maximum amount of $5,000 and payable within 30 days following the Effective Date.

24.          General; Conflict. This Agreement and the PIIA, when signed by Executive, set forth the terms of Executive’s employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

[Signature Page Follows]

ASPIRA WOMEN’S HEALTH INC.
a Delaware corporation

	By:	/s/ James LaFrance
	Name:	James LaFrance
	Title:	Chair

ACCEPTED AND AGREED TO
this 24 day of February, 2022

/s/ Nicole Sandford
Nicole Sandford